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Exhibit 99.02

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE

Ready Mix Inc. Announces Pricing of Initial Public Offering

        LAS VEGAS, NEVADA, August 24, 2005…READY MIX, INC. (RMI) (AMEX:RMX) announced today the pricing of the initial public offering of 1,550,000 shares of its common stock at a price to the public of $11.00 per share. The shares will be listed on the American Stock Exchange under the symbol "RMX." The offering is expected to close on August 29, 2005.

        Ladenburg Thalmann & Co. Inc. and Wunderlich Securities, Inc., served as co-lead managers for the offering. Ready Mix, Inc. has granted to the underwriters an option to purchase up to an additional 232,500 shares of common stock to cover over-allotments.

        A registration statement relating to the initial public offering of common stock was declared effective by the U.S. Securities and Exchange Commission on August 23, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities will be made only by means of a prospectus, a copy of which may be obtained by contacting Ladenburg Thalmann & Co. Inc., 590 Madison Avenue, New York, NY 10022, or Wunderlich Securities, Inc., 6305 Humphreys Blvd., Suite 210, Memphis, TN 38120.

About Ready Mix, Inc.

        Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates two ready-mix concrete plants in the metropolitan Phoenix area, two plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates a sand and gravel crushing and screening facility in Moapa, which provides raw materials for its Las Vegas and Moapa concrete plants. RMI deploys a fleet of 146 mixing trucks to deliver its ready-mix concrete to customer job sites.

Forward-Looking Statements

        The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, the statement regarding the closing of the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company's business plan; financing risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the "Risk Factors" section of the prospectus.

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Ready Mix Inc. Announces Pricing of Initial Public Offering